                                                                     EXHIBIT 4.2


                            5% CONVERTIBLE DEBENTURE

THE DEBENTURE REPRESENTED HEREBY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.



No. 2                                                                 $1,100,000

                                  eSOFT, INC.
                  5% CONVERTIBLE DEBENTURES DUE JUNE 10, 2002

         eSOFT, Inc., a Delaware corporation (the "Issuer"), for value received hereby promises to pay to Brown Simpson Strategic Growth Fund, L.P., or its registered assigns ("Holder") the principal sum of One Million One Hundred Thousand Dollars ($1,100,000) at the Issuer's office or agency for said purpose in New York, New York on June 10, 2002 in such coin or currency (or, as provided herein, at the Holder's option in Common Stock) of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts at the last address of the Holder last appearing on the Register (as defined herein).

         This Debenture is one of a duly authorized issue of 5% Convertible Debentures, due June 10, 2002 of the Issuer (the "Debenture") referred to in the Securities Purchase Agreement (the "Purchase Agreement"), dated as of June 10, 1999, by and among the Issuer and the Purchasers listed on Schedule I thereto. The Debentures are subject to the terms and conditions of the Purchase Agreement. The Issuer agrees to issue from time to time replacement Debentures in the form hereof to facilitate any transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Issuer, the Issuer also agrees to issue replacement Debentures for securities which have been lost, stolen, mutilated or destroyed.

         The Issuer shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Debentures and particulars of the respective Debentures held by them and of all transfers of such Debentures. References to the "Holder" or "Holders" shall mean the Person listed in the Register as the payee of any Debenture unless the payee shall have presented such Debenture to the Issuer for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Debentures shall be proven by the Register, absent manifest error. For the purpose of paying interest and principal on the Debentures, the Issuer shall be entitled to rely on the names and addresses in the Register.

         No provision of this Debenture shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Debenture at the place, times, rate, and in the currency, herein prescribed.

         The principal of this Debenture shall bear interest at the rate of 5% per annum (the "Interest Rate"). The interest shall accrue daily from the most recent Interest Payment Date to which interest has been paid on this Debenture, or if no interest has been paid on this Debenture from the date hereof until payment in full of the principal amount has been made. Interest is payable in cash or an equivalent value of the Issuer's Common Stock calculated based upon the Average Price, at the Issuer's option, subject to certain conditions contained herein, quarterly on January 15, April 15, July 15, and October 15 of each year (each, an "Interest Payment Date"), commencing on October 15, 1999, to the Holder hereof until the principal amount is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid or delivered to the Holder of this Debenture at the close of business on the Record Date for the interest payable on such Interest Payment Date. The "Record Date" for any interest payment is the close of business on January 1, April 1, July 1 or October 1, as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date on which such Interest is payable.

         Any amounts that have become due and payable hereunder and remain unpaid by the Issuer shall accrue interest thereafter until payment in full of such amount at the rate of twenty percent (20%) (the "Default Rate") per annum and shall be payable upon demand by the Holder.

         Interest, whether at the Interest Rate or the Default Rate, will be computed on the basis of a fraction, the denominator of which is 365 (or 366 for any leap year) and the numerator of which is the actual number of days elapsed from the date such interest begins to accrue, in the case of the Interest Rate, or becomes due and payable, in the case of the Default Rate.

         Each of the Interest Rate and the Default Rate shall be effective both before and after any judgment may be rendered in a court of competent jurisdiction, provided, however, that if either the Interest Rate or Default Rate is deemed to be in excess of the amount permitted to be charged by the Issuer under applicable laws, the Holder shall be entitled to collect an Interest Rate or Default Rate, as the case may be, only at the highest rate permitted by law, and any interest collected by the Holder in excess of such lawful amount shall be deemed a payment in reduction of the principal amount then outstanding under this Debenture and shall be so applied.

         The principal of, and any interest paid in cash on, this Debenture are payable in coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, at the last address of the Holder last appearing on the Register, except that interest due on the principal amount, if any (but not interest overdue for more than five
(5) days), may, at the Issuer's option be paid in shares of Common Stock calculated based upon the Average Price on the date such interest was due. It shall be assumed that the Company shall elect to make all payments of interest in Common Stock, unless the Company shall have given written notice to each Holder not less than one (1) calendar month prior to the applicable Interest Payment Date of its intention to pay such interest in cash. Notwithstanding anything to the contrary contained herein, the Issuer may not issue shares of Common Stock in payment of the interest on principal if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay interest hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved (pursuant to Section 3.6(b) of the Purchase Agreement) for issue for full conversion of all of the Debentures issued pursuant to the Purchase Agreement; (ii) such shares are not either registered for resale pursuant to the Registration Statement (as defined in the Registration Rights Agreement) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Issuer pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares, subject to receipt from the Holder of a representation from such Holder that it is not an Affiliate of the Issuer; (iii) such shares are not listed or quoted on Nasdaq or a Subsequent Market; (iv) the issuance of such shares would result in the recipient thereof beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock as determined in accordance with Section 4.6; or (v) an Event of Default has occurred and is continuing or an event that, with the passage of time or giving of notice or both would constitute an Event of Default, has occurred and is continuing.

                                   ARTICLE I

                                  DEFINITIONS

         1.1 CERTAIN TERMS DEFINED. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Debenture shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with generally accepted accounting principles. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. The terms defined in this
Section 1.1 include the plural as well as the singular.

         "Acceleration Notice" has the meaning set forth in Section 3.1.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange
Act.

         "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

         "Authorization Date" has the meaning set forth in Section 4.8.

         "Average Price" on any date means (i) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (ii) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (iii) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (i) of this definition.

         "Board of Directors" means either the Board of Directors of the Issuer or any committee of such Board duly authorized to act hereunder.

         "Business Day" means any day except a Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

         "Buy-In" has the meaning set forth in Section 4.4(d).

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the Original Issue Date, including, without limitation, all Common Stock and all Preferred Stock.

         "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13d-5(b)(1) promulgated under the Exchange Act), other than the Purchasers or their Affiliates, of in excess of 50% of the voting securities of the Issuer, (ii) a replacement of more than one-half of the members of the Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Issuer with or into another Person, unless following such transaction, the stockholders of the Issuer prior to such transaction hold at least 51% of the voting securities of the surviving or resulting entity following such transaction, (iv) the consolidation or sale of all or substantially all of the assets of the Issuer in one or a series of related transactions or (v) the execution by the Issuer of an agreement to which the Issuer is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii), (iii) or
(iv).

         "Closing Date" has the meaning set forth for the "First Closing Date" in the Purchase Agreement.

         "Common Stock" means the common stock, par value $0.01 per share, of the Issuer.

         "Converted Debentures" has the meaning set forth in Section 3.1.

         "Convertible Securities" has the meaning set forth in Section 4.5(h)(i)(A).

         "Conversion Date" has the meaning set forth in Section 4.4(a).

         "Conversion Default" has the meaning set forth in Section 4.8.

         "Conversion Default Date" has the meaning set forth in Section 4.8.

         "Conversion Default Payments" has the meaning set forth in Section
4.8.

         "Conversion Price" has the meaning set forth in Section 4.2.

         "Convertible Securities" has the meaning set forth in Section
4.5(h)(i).

         "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all obligations of such Person as lessee under capitalized leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, provided that for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the fair market value of such asset, (vii) all Debt of others guaranteed by such Person and (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

         "Debenture" or "Debentures" has the meaning set forth in the second paragraph hereof.

         "Debenture Shares" has the meaning set forth in the Purchase
Agreement.

         "Default Rate" has the meaning set forth in the sixth paragraph hereof.

         "Determination Date" has the meaning set forth in Section 4.14.

         "Event of Default" has the meaning set forth in Section 3.1.

         "Excess Shares" has the meaning set forth in Section 4.14.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

         "Holder", "Holder of Debentures", "Debentureholder" or other similar terms means the registered holder of any Debenture.

         "Incurrence" or "incurrence" means the incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity of or becoming responsible for the payment of, any Debt. "Incur" or "incur" shall have a comparable meaning.

         "Interest Payment Date" has the meaning set forth in the fifth paragraph hereof.

         "Interest Rate" has the meaning set forth in the fifth paragraph hereof.

         "Issuable Maximum" has the meaning set forth in Section 4.14.

         "Issuer" has the meaning set forth in the first paragraph hereof.

         "Mandatory Conversion" has the meaning set forth in Section 5.1(a).

         "Mandatory Conversion Date" has the meaning set forth in Section 5.2.

         "Mandatory Conversion Event" has the meaning set forth in Section
5.1(a).

         "Mandatory Conversion Notice" has the meaning set forth in Section 5.1(b).

         "Mandatory Conversion Notice Date" has the meaning set forth in
Section 5.2.

         "Mandatory Prepayment Amount" for any Debenture means the greater of
(i) the sum of (x) 110% of the principal amount of the Debenture to be prepaid and (y) all other amounts, costs, interest, expenses and liquidated damages due in respect of such principal amount or (ii) the sum of (x) at the option of the Holder, either (I) the principal amount of the Debenture to be repaid, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the date the Mandatory Prepayment Amount is demanded or otherwise due, multiplied by the Per Share Market Value on the date the Mandatory Prepayment Amount is demanded or otherwise due or (II) the principal amount of the Debenture to be prepaid, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the Trading Day immediately prior to the date the Mandatory Prepayment Amount is paid in full, multiplied by the Per Share Market Value on the Trading Day immediately prior to the date the Mandatory Prepayment Amount is paid in full, and (y) all other amounts, costs, interest, expenses and liquidated damages due in respect of such principal amount.

         "Maturity Date" means the date on which the principal of a Debenture becomes due and payable as herein provided, whether on the Stated Maturity Date or pursuant to acceleration upon an Event of Default.

         "Nasdaq" means the Nasdaq Smallcap Market.

         "Notice of Conversion" has the meaning set forth in Section 4.2(c).

         "Options" has the meaning set forth in Section 4.5(h)(i)(A).

         "Original Issue Date" of any Debenture (or portion thereof) means the earlier of (i) the date of such Debenture and (ii) the date of any Debenture (or portion thereof) for which such security was issued (directly or indirectly) on registration of transfer, exchange or substitution.

         "Payment Blockage Notice" has the meaning set forth in Section 6.2(b).

         "Payment Due Date" has the meaning set forth in Section 4.5(i).

         "Per Share Market Value" means on any particular date (i) the closing bid price per share of the Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, (ii) if the Common Stock is not listed then on Nasdaq or any Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Debenture, whose fees and expenses shall be borne by the Company; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of this Debenture, and includes, without limitation, all classes and series of preferred or preference stock.

         "Prepayment Amount" has the meaning set forth in Section 4.14.

         "Principal" or "principal" wherever used with reference to the Debentures or any Debenture or any portion thereof, shall be deemed to include "and premium or interest, if any."

         "Property" or "property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under generally accepted accounting principles.

         "Purchase Agreement" has the meaning set forth in the second paragraph hereof.

         "Purchase Price" means, with respect to any Debenture, the purchase price paid to the Issuer upon issuance of such Debenture.

         "Record Date" has the meaning set forth in the fifth paragraph hereof.

         "Redemption Date" has the meaning set forth in Section 4.5(f).

         "Redemption Event" has the meaning set forth in Section 4.5(f).

         "Redemption Price" has the meaning set forth in Section 4.5(f).

         "Redemption Right" has the meaning set forth in Section 4.5(f).

         "Register" has the meaning set forth in the third paragraph hereof.

         "Registrable Securities" has the meaning set forth in the Registration Rights Agreement.

         "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of June 10, 1999, among the Issuer and the Purchasers.

         "Reserved Amount" has the meaning set forth in Section 4.8.

         "Reset Date" has the meaning set forth in Section 4.2(b).

         "Reverse Stock Split" has the meaning set forth in Section4.5(a).

         "Senior Indebtedness" has the meaning set forth in Section 6.1.

         "Shareholder Approval" has the meaning set forth in Section 4.14.

         "Stated Maturity Date" means June 10, 2002.

         "Stock Option Plan" means any contract, plan or agreement which has been approved by the Board of Directors, pursuant to which the Issuer's securities may be issued to any employee, officer, director or consultant.

         "Subscription Rights" has the meaning set forth in Section 4.5(c).

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Subsequent Market" means the New York Stock Exchange, American Stock Exchange or Nasdaq National Market.

         "Trading Day" means (i) a day on which the Common Stock is traded or quoted on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent

Market on which the Common Stock is then listed or quoted, (ii) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter Market, as reported by the OTC Bulletin Board or (iii) if the Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions or reporting prices); provided, however that in any event that the Common Stock is not listed or quoted as set forth in (i),
(ii) or (iii) hereof, then a Trading Day shall mean any Business Day.

         "Underlying Shares" has the meaning set forth in Section 4.5(h)(i).

         "Valuation Event" has the meaning set forth in Section
4.5(h)(i)(D)(I).

                                  ARTICLE II

                            PAYMENT; THE SECURITIES

         2.1 PAYMENT OF PRINCIPAL AND INTEREST. The Issuer covenants and agrees that it will duly and punctually pay or cause to be paid the principal and interest on overdue principal and interest (to the extent enforceable under applicable law), with respect to each of the Debentures at the place or places, at the respective times and in the manner provided in the Debentures.

         2.2 MUTILATED, DEFACED, DESTROYED, LOST AND STOLEN DEBENTURES. In case any temporary or definitive Debenture shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Issuer shall execute and deliver a new Debenture, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Debenture or in substitution for the apparently destroyed, lost or stolen Debenture. In every case the applicant for a substitute Debenture shall furnish to the Issuer such security or indemnity as the Issuer may reasonably require to indemnify and defend and to save the Issuer harmless from all risks, however remote, and, in every case of destruction, loss or theft evidence to the Issuer's reasonable satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

         Upon the issuance of any substitute Debenture, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. In case any Debenture which has matured or is about to mature, or has been called for redemption in full, or is being surrendered for conversion in full shall become mutilated or defaced or be apparently destroyed, lost or stolen, the Issuer may, instead of issuing a substitute Debenture, with the holder's consent, pay or authorize the payment or conversion of the same (without surrender thereof except in the case of a mutilated or defaced Debenture), if the applicant for such payment shall furnish to the Issuer such security or indemnity as the Issuer may reasonably require to indemnify and defend and to save the Issuer harmless from all risks, however remote, and, in every case of apparent destruction, loss or theft, the applicant shall also furnish to the Issuer evidence to the Issuer's reasonable satisfaction of the apparent destruction, loss or theft of such Debenture and of the ownership thereof.

         Every substitute Debenture issued pursuant to the provisions of this Section by virtue of the fact that any Debenture is apparently destroyed, lost or stolen shall constitute an additional contractual obligation of the Issuer, whether or not the apparently destroyed, lost or stolen Debenture shall be at any time enforceable by anyone and shall be entitled to all the benefits of (but shall be subject to all the limitations of rights set forth in) this Debenture equally and proportionately with any and all other Debentures duly authenticated and delivered hereunder. All Debentures shall be held and owned upon the express condition that, to the extent permitted by law, the foregoing provisions are exclusive with respect to the replacement or payment or conversion of mutilated, defaced, or apparently destroyed, lost or stolen Debentures and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

         2.3 CANCELLATION OF DEBENTURES; DESTRUCTION THEREOF. All Debentures surrendered for payment, redemption, registration of transfer or exchange shall be delivered to the Issuer for cancellation, and no Debentures shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Debenture. The Issuer shall destroy canceled Debentures held by it and deliver a certificate of destruction to the Holder, unless otherwise required. If the Issuer shall acquire any of the Debentures, such acquisition alone shall not operate as a redemption or satisfaction of the indebtedness represented by such Debentures unless and until such indebtedness is satisfied.

                                  ARTICLE III

                                    DEFAULTS

         3.1 EVENT OF DEFAULT DEFINED; ACCELERATION OF MATURITY; WAIVER OF DEFAULT. In case one or more of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

         a. a default in the payment of all or any part of the principal of or interest on overdue principal on any of the Debentures as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; provided, however, that if such default is in the payment of interest in cash, such default such not be deemed an Event of Default until it shall have occurred and be continuing for a period of ten (10) Business Days; or

         b. a failure on the part of the Issuer to duly observe or perform any of the covenants or agreements on the part of the Issuer (or the making by the Issuer of any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) contained in this Debenture (including the failure to issue Common Stock upon conversion of this Debenture in accordance with the terms hereof), the Purchase Agreement or the Registration Rights Agreement for a period of two (2) Business Days (other than with respect to an announcement, statement or threat) after the earlier of (x) the date on which any officer of the Issuer shall have obtained actual knowledge of such failure (or such announcement, statement or threat) or (y) the date on which written notice thereof has been given to the Issuer by the Holder; or

         c. there shall have occurred with respect to any issue or issues of Debt of the Issuer and/or one or more Subsidiaries having an outstanding principal amount of $1,000,000 or more in the aggregate for all such issues of all such Persons, whether such Debt now exists or shall hereafter be created, an event of default which has caused the holder thereof to declare such debt to be due and payable prior to its stated maturity; or

         d. a judgment or order (not covered by insurance) for the payment of money shall be rendered against the Issuer or any Subsidiary of the Issuer in excess of $1,000,000 in the aggregate for all such judgments or orders against all such Persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $1,000,000 or the judgment or order which causes the aggregate amount described above to exceed $1,000,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         e. a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Issuer or any of its Subsidiaries, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

         f. the Issuer or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries shall make any general assignment for the benefit of creditors; or

         g. any representation, warranty, certification or statement made by the Issuer in the Purchase Agreement or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement shall prove to have been incorrect in any material respect when made; or

         h. the Common Stock shall be delisted from Nasdaq or shall be suspended from trading on Nasdaq without resuming trading and/or being relisted thereon or on a Subsequent Market or having such suspension lifted, as the case may be, within five (5) Business Days; or

         i. a Registration Statement (as defined in the Registration Rights Agreement) for the Underlying Shares shall not have been declared effective by the Commission on or prior to the 30th day after the Effectiveness Date (as defined in the Registration Rights Agreement), or after its initial effectiveness, such Registration Statement lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) otherwise cannot be made thereunder (whether by reason of the Issuer's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise, unless such failure is excused pursuant to Section 3(k) of the Registration Rights Agreement) for more than five (5) consecutive Business Days or forty-five (45) Business Days in any twelve (12) month period; or

         j. a Change of Control shall occur; or

         k. an Event of Default has occurred and is continuing under any of the other Debentures issued pursuant to the Purchase Agreement; or

         l. any material failure on the part of the Issuer to comply with any of its obligations in connection with the Second Closing or Third Closing which failure continues for more than five Business Days.

then, in each and every such case (other than an Event of Default specified in Section 3.1(e) or 3.1(f)), unless the principal shall have already become due and payable, by notice in writing to the Issuer (the "Acceleration Notice"), a Holder may declare the entire principal amount of the Debentures owned by such Holder and any interest accrued thereon (and the aggregate amounts described below) to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default specified in Section 3.1(e) or 3.1(f) occurs, the principal of and any accrued interest on the Debentures (and the aggregate amounts described below) shall become and be immediately due and payable without any declaration or other act on the part of any Holder of Debentures. In the event that the Issuer shall not have promptly, but in any event within five (5) Business Days upon receipt of an Acceleration Notice, paid the Holder the amount specified below with respect to an Event of Default under Section 3.1(e) or 3.1(f), the Conversion Price shall automatically be adjusted to equal the Average Price for the date of computation; provided, that such Average Price is lower than the Conversion Price.

         The aggregate principal amount payable on each Event of Default shall be equal to the sum of (i) the Mandatory Prepayment Amount plus (ii) at the option of the Holder, the Mandatory Prepayment Amount for the Converted Debentures that would then be held by such Holder had the principal amount of Debentures converted into Underlying Shares that are then held by the Holder not been so converted; provided, that the Holder shall not be entitled to a

Mandatory Prepayment Amount with respect to Converted Debentures if prior to the occurrence of an Event of Default, the Underlying Shares into which the Converted Debentures were converted had been held by the Holder for more than five (5) Trading Days.

         For purposes of this Section 3.1, principal amount of the Debentures are outstanding until such date as the Holder shall have been issued Underlying Shares upon a conversion (or attempted conversion) thereof. Interest shall accrue on the Mandatory Prepayment Amount hereunder from the day after such amount is due (being the date of an Event of Default) through the date of payment in full thereof at the rate of twenty percent (20%) per annum, accruing daily from the date such payment is due until such amount, plus any interest thereon, if any, is paid in full. Payment of the Mandatory Prepayment Amount pursuant to this Section 3.1 shall be in addition to any other amounts that may be due to the Holder pursuant to this Debenture. Within five (5) Business Days of receipt by the Holder of payments of amounts due to the Holder, (i) the Holder shall return the Debentures to the Issuer and (ii) in the event the Mandatory Prepayment Amount relates to the Converted Debentures, the Holder shall return the Underlying Shares into which such Converted Debentures were converted. In the event of the occurrence of an Event of Default, the Holder need not provide and the Issuer hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any demand for payment may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

         Upon delivery of any Acceleration Notice to the Issuer, the Issuer shall provide a copy of such notice to the other Holders, if any, within three
(3) Business Days of the Issuer's receipt thereof. Failure to deliver such notice shall not affect the validity of the notice delivered by the Holders in accordance with the provisions referred to above.

         3.2 POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         No delay or omission of the Holders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Debentures or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holders.

                                  ARTICLE IV

                              EXCHANGE; CONVERSION

         4.1 RIGHT OF DEBENTUREHOLDERS TO EXCHANGE DEBENTURES. Subject to and upon compliance with the provisions of this Article IV, this Debenture is exchangeable for an equal principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

         4.2 RIGHT OF DEBENTUREHOLDERS TO CONVERT DEBENTURES INTO COMMON STOCK.

         a. Conversion Price. Subject to and upon compliance with the provisions of this Section 4.2, the principal amount of this Debenture, or any portion thereof (and any accrued but unpaid interest thereon) may, at any time and at or before the close of business on the Maturity Date be converted into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at $3.9125 and shall be adjusted as set forth in Section 4.2(b), and subject to the provisions of this Article IV (the "Conversion Price").

         b. Optional Adjustment of Conversion Price. Unless the Holder elects otherwise or consummates the Second Closing, if the Issuer's revenue from its Internet Access Products Unit reported in the third quarter of its 1999 fiscal year is less than $1,750,000, then, at 5:00 p.m. EST on the date of the announcement of such revenue (the "Reset Date"), subject to the last sentence of this Section 4.2(b), the Conversion Price shall be adjusted to be equal to ninety percent (90%) of the average of the Per Share Market Value for the five
(5) consecutive Trading Days prior to the date of the Notice of Conversion. The Holder shall send written notice to the Issuer of the Conversion Price, as adjusted pursuant to this paragraph, together with computation of such adjusted Conversion Price and the computation of the average Per Share Market Value for such five (5) day period. The Conversion Price shall be deemed to be adjusted to such new Conversion Price unless the Issuer notifies the Holder within two
(2) Business Days after receipt of such written notice from the Holder that the Issuer disagrees with the computation of such adjustment. If the Holder and the Issuer fail to agree upon the adjusted Conversion Price within one (1) Business Day after the Issuer has given such notice, the Conversion Price shall be computed promptly by a securities firm (the fees and expenses of which shall be paid by the Company) acceptable to both the Holder and the Issuer, and such computation shall be final and binding; provided, however, that the Conversion Price shall always be greater than or equal to $2.00 per share but in no event shall the Conversion Price exceed $3.9125.

         c. Notice of Conversion. If an adjustment in the Conversion Price and, if applicable, a change in the securities or other property issuable upon conversion has taken place pursuant to Articles III, IV or V, then the conversion described in Section 4.2(a) shall be at the applicable Conversion Price and in such securities or other property as so adjusted. The Holder desiring to make a conversion shall deliver to the Issuer, during usual business hours of the

Issuer's office, or, at the Holder's option, to the Issuer's transfer agent during its usual business hours (with a copy to the Issuer), a written notice of election to convert, as provided in the form attached hereto as Exhibit A (a "Notice of Conversion"), accompanied, if required, by this Debenture or the Debentures, the principal amount of which is (are) to be converted.

         4.3 ADJUSTMENT FOR DIVIDENDS; INTEREST PAYMENT AFTER CONVERSION. No payment or adjustment will be made for dividends on any Common Stock except as provided herein. On conversion of a Debenture, that portion of interest accrued and unpaid attributable to the period from the Original Issuance Date to the Conversion Date with respect to the converted Debenture shall not be canceled, extinguished or forfeited, but rather shall be paid in full to the Holder thereof by the payment of an amount of shares of Common Stock valued at the Average Price equal thereto; provided, however, that the Company may pay such amount in cash if it provides the Holder with not less than ten (10) days' prior written notice of such intention. If the Holder converts more than one Debenture at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the total principal amount of the Debentures converted.

         4.4 ISSUANCE OF SHARES UPON CONVERSION.

         a. As promptly as practicable, but in any event no later than three
(3) Trading Days after delivery of a Notice of Conversion and, if required, the surrender, as herein provided, of any Debenture or Debentures for conversion, the Issuer shall deliver or cause to be delivered to the Holder of this Debenture or the Debentures delivering such Notice of Conversion, or such Holder's designee, a certificate or certificates representing the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, into which such Debenture or Debentures may be converted in accordance with the provisions of this Article IV. Such conversion shall be deemed to have been made at the time and on the date the Notice of Conversion is delivered to the Issuer, as long as, if required, this Debenture or the Debentures being converted are promptly delivered to the Issuer, the rights of the Holder of such Debenture or Debentures as a Holder (subject to the Issuer's satisfaction of its obligations hereunder with respect to such conversion) shall cease at such time with respect to the Converted Debentures, the Person or Persons entitled to receive the shares of Common Stock, upon conversion of such Debenture or Debentures, shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time (the "Conversion Date"). Subject to paragraph 4.4(b), if any Debenture is converted in part only, upon such conversion the Issuer shall execute and deliver to the Holder thereof, as requested by such Holder, a new Debenture or Debentures of authorized denominations in aggregate principal amount equal to the unconverted portion of such Debenture. Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties hereto agree that if the Issuer fails to deliver the shares of Common Stock required to be issued upon the conversion of such Debenture or Debentures under this Section 4.4 within the three (3) Trading Day period referred above, the Issuer shall pay to the Holder upon demand an amount of cash (at the Holder's option) equal to: (i) the commissions, discounts and similar expenses charged to the Holder in purchasing a number of shares of Common Stock no greater than the number of shares of Common Stock required to be issued upon the conversion of this Debenture or the Debentures or (ii) the product of (A) the number of shares of Common Stock required to be issued upon the conversion of this Debenture or the Debentures,
(B) the Per Share Market Value of such shares on the Conversion Date, (C) the number of days after such three (3) Trading Day period that such shares are not delivered to the Holder and (z) 0.005.

         b. Notwithstanding anything to the contrary set forth herein, upon conversion of a Debenture in accordance with the terms thereof, the Holder shall not be required to physically surrender this Debenture to the Issuer unless the entire unpaid principal amount of this Debenture is so converted. The Holder and the Issuer shall maintain records showing the principal amount already converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Issuer, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Issuer shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Debenture is converted, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Issuer, whereupon the Issuer shall promptly issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Debenture. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Debenture, the unpaid and unconverted principal amount of such Debenture represented by such Debenture may be less than the amount stated on the face thereof.

         c. In lieu of delivering physical certificates representing the Debenture Shares, provided the Issuer's transfer agent is participating in the Depository Trust Issuer Fast Automated Securities Transfer (FAST) program, upon request of the Holder and in compliance with the provisions of Sections 4.1,
4.2 and 4.4, the Issuer shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Debenture to the Holder by crediting the account of the Holder's Prime Broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system. The time period for delivery described in Section 4.4(a) shall apply to the electronic transmittals described herein.

         d. In addition to any other rights available to the Holder, if the Issuer fails to deliver to the Holder such certificate or certificates pursuant to Section 4.4(a), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, by the third (3rd) Trading Day after the Conversion Date, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Issuer shall (i) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (B) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (ii) at the option of the Holder, either return the Debentures for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Issuer timely complied with its conversion and delivery obligations under
Section 4.4(a). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (i) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In.

         4.5 ADJUSTMENT OF CONVERSION PRICE. In addition to any adjustment to the Conversion Price provided elsewhere in this Debenture, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

         a. Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Issuer, at any time while this Debenture is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of shares of Common Stock any shares of Capital Stock of the Issuer, the Conversion Price thereafter shall be determined by multiplying the Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph 4.5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

         b. Rights; Warrants. If the Issuer, at any time while this Debenture is outstanding, shall issue rights or warrants to all of the holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, the Conversion Price thereafter shall be determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. Upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 4.5, if any right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of (i) that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised and (ii) such number of shares of Common Stock that were issued and sold for the consideration actually received by the Company upon the actual exercise of such rights and warrants plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights or warrants.

         c. Subscription Rights. If the Issuer, at any time while this Debenture is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4.5(a) and (b) above) ("Subscription Rights"), then in each such case the Conversion Price at which this Debenture shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Issuer, such fair market value shall be determined by an Appraiser selected in good faith by the Holder, whose fees and expenses shall be paid by the Company; and provided, further, that the Issuer, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser meeting the same qualifications, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. Upon the expiration or termination of any such Subscription Rights, the Conversion Price of this Debenture to the extent in any way affected by or computed using such Subscription Rights, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such Subscription Rights.

         d. Rounding. All calculations under this Section 4.5 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

         e. Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to paragraphs 4.5(a), (b) or (c), the Issuer shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         f. Redemption Events.

          (i) The following are "Redemption Events" under this Section 4.5(f):
     (A) any reclassification of the Common Stock; (B) any Change of Control;
     (C) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property; (D) any suspension from listing or delisting of the Common Stock from Nasdaq or any Subsequent Market on which the Common Stock is listed for a period of five (5) consecutive days; (E) the Issuer's notice to any Holder of the Debentures, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the conversion of any such Debentures; or (F) a breach by the Issuer of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Registration Rights Agreement, the Warrants, this Debenture, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 2.1(a) of the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least twenty (20) Business Days after the Issuer knows or reasonably should have known of the existence of such breach. On and after the date of any Redemption Event, the Holder shall have the option to require the Issuer to redeem (the "Redemption Right") in cash and subject to the terms of payment provisions set forth in below, from funds legally available therefor at the time of such redemption, this Debenture at a price (the "Redemption Price") equal to the product of (i) the Average Price immediately preceding the effective date, the date of the closing, date of occurrence or the date of the notice, as the case may be, of the Redemption Event triggering such Redemption Right and (ii) the number of shares of Common Stock of the Issuer into which this Debenture could have been converted immediately prior to such Redemption Event. After the occurrence of a Redemption Event specified in clauses (A), (B) or (C), the Holder shall have the right at his or its option, in lieu of the Redemption Right, to convert this Debenture for shares of stock or other securities, cash or property receivable upon or deemed to be held by holders of Common Stock following such Redemption Event; the Holder shall be entitled upon such Redemption Event to receive such amount of securities, cash or property as if the Holder had held the shares of the Common Stock into which this Debenture could have been converted immediately prior to such Redemption Event (without taking into account any limitations or restrictions on the convertibility of this Debenture). In the case of a Redemption Event specified in clause (B) in which holders of the Common Stock receive cash, the Holder shall have the right at his or its option, in lieu of the Redemption Right, to convert this Debenture for such number of shares of the surviving company equal to the amount of cash into which this Debenture is convertible divided by the fair market value of the shares of the surviving company on the effective date of the Change of Control. In the case of a Redemption Event specified in clauses
     (A), (B) or

     (C), the Issuer shall not effect any such Redemption Event unless, prior to the consummation thereof, each Person (other than the Issuer) which may be required to deliver any stock, securities, cash or property following the conversion of this Debenture as provided herein shall assume, by written instrument delivered and reasonably satisfactory to, the Holder of this Debenture, (x) the obligations of the Issuer under this Debenture (and if the Issuer shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Debenture), (y) the obligations of the Issuer under this Debenture, and (z) the obligation to deliver to the Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 4.5(f), the Holder may be entitled to receive. Nothing in this Section 4.5(f) shall be deemed to authorize the Issuer to enter into any transaction not otherwise permitted by the Purchase Agreement. This provision shall similarly apply to successive Redemption Events.

          (ii) Payment of Redemption Price. The Company shall pay the applicable Redemption Price to the Holder of the Debentures being redeemed in cash on the date which is not more than three (3) Business Days after the Holder exercises its Redemption Right by written notice to the Issuer (the "Redemption Date"). If the Issuer shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, in addition to any remedy such Holder may have under this Debenture and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.25% per month until it is paid in full. Until the Issuer pays such unpaid applicable Redemption Price in full to each Holder, each Holder of Debentures submitted for redemption pursuant to this Section 4.5(f) and for which the applicable Redemption Price has not been paid, shall have the option, in lieu of redemption, (A) to require the Issuer to promptly return to such Holder all of the Debentures that were submitted for redemption by such Holder under this Section 4.5(f) and for which the applicable Redemption Price has not been paid or (B) to convert those Debentures for which the applicable Redemption Price has not been paid at the then applicable Conversion Price.

         g. Reclassification, Etc. If:

          (i) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

          (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

          (iii) the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or any rights; or

          (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

     then, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder, at least ten (10) Business Days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         h. Adjustment to Conversion Price. If the Issuer, at any time while this Debenture is outstanding, takes any of the actions described in this
Section 4.5(h), then, in order to prevent dilution of the rights granted under this Debenture, at any time prior to the Maturity Date, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4.5(h).

          (i) Adjustment of Conversion Price upon Issuance of Additional Securities. If at any time while this Debenture is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock, or in any manner grants any rights or options to subscribe for or to purchase Common Stock ("Options"), or in any manner issues or sells any stock or other securities convertible into or exercisable or exchangeable for Common Stock ("Convertible Securities", and collectively with the Common Stock and Options, "Additional Securities") (other than (1) the Underlying Shares or shares of Common Stock reserved for issuance or deemed to have been issued by the Company in connection with an Approved Stock Plan, (2) the shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in
     Schedule 2.1(c) of the Purchase Agreement, (3) the securities to be issued in the transactions set forth on such Schedule 2.1(c), (4) the shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person, (5) the shares of Common Stock issued or deemed to have been issued in connection with collaborative or strategic partner transactions, provided such issuances are for other than primarily equity financing purposes, (6) the shares of Common Stock issued or deemed to have been issued in connection with any equipment leasing arrangement or debt financing from a bank or similar financial institution or (7) the shares of Common Stock issued to the holders of the Debentures in lieu of cash interest payments) for an effective consideration per share of Common Stock less than the Conversion Price in effect immediately prior to such issuance, sale or grant, then immediately after such issuance, sale or grant, the Conversion Price then in effect shall be reduced to equal the Conversion Price determined by dividing (x) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such issue, sale or grant by the number of shares of Common Stock outstanding and deemed outstanding (pursuant to this Section 4.5(h)) immediately prior to such issue, sale, or grant, plus (II) the consideration, if any, received by the Company upon such issue, sale or grant, by (y) the number of shares of Common Stock outstanding and deemed outstanding (pursuant to this Section 4.5(h)) immediately after such issue, sale or grant. For the purpose of determining the adjusted Conversion Price under this Section 4.5(h)(i), the following shall be applicable:

                  (A) Change in Option Price or Rate of Conversion. If there is a change at any time in (i) the Purchase Price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or
         (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in option price or rate of conversion the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed Purchase Price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                  (B) Expiration of Options or Convertible Securities. Upon the expiration of any Options or Convertible Securities the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 4.5(h), if any Option or Convertible Security shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect had the adjustment of the Conversion Price made upon the issuance of such Options or Convertible Securities been made on the basis that (1) the only shares of Common Stock so issued were that number of shares of Common Stock actually purchased upon the exercise of such Options and the conversion of such Convertible Securities and (2) such shares of Common Stock were issued and sold for the consideration actually received by the Company upon such exercise or conversion plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such Options or Convertible Securities.

                  (C) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under this
         Section 4.5(h)(i), the following shall be applicable:

                    (I) Calculation of Consideration Received. In the case of
               the issuance of any Options or Convertible Securities constituting Additional Securities, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such Options or Convertible Securities plus the additional minimum consideration, if any, to be received by the Company upon the exercise, conversion or exchange thereof. If any Additional Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount of such cash, without any deduction being made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith. In case any Additional Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Issuer will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Issuer will be the Average Price of such security on the Trading Day immediately preceding the date of receipt thereof. In case any Additional Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Issuer is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Additional Securities. The fair value of any consideration other than cash or securities will be determined jointly by the Issuer and the Holders of Debentures representing a majority of the aggregate principal amount of Debentures then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Issuer and agreed upon by the Holders of Debentures representing a majority of the aggregate principal amount of Debentures then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                    (II) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Issuer, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $0.01.

                    (III) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Issuer, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                    (IV) Record Date. If the Issuer takes a record of the
               holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Additional Securities or (2) to subscribe for or purchase Additional Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (D) Certain Events. If any event occurs of the type contemplated by the provisions of Section 4.5(h) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, or assigns, of this Debenture; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 4.5(h).

                  (E) Notices. The Issuer shall give the Holder written notice of the occurrence of any of the events specified in this Section 4.5(h) as soon as practicable, but in no event later than three (3) Business Days, after such event and shall publicly disclose such event prior to or concurrently with the giving of such notice. Such notice shall contain at least: (1) a description of the even; (2) the adjusted Conversion Price with a reference to the applicable paragraph in Section 4.5(h); and (3) the dates of the five (5) Trading Day period during which the adjusted Conversion Price is in effect.

         4.6 RESTRICTION ON CONVERSION BY EITHER THE HOLDER OR THE ISSUER. Notwithstanding anything herein to the contrary, in no event shall any Holder or the Issuer have the right or be required to convert any or all of the aggregate principal amount and interest accrued thereon of this Debenture if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 4.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The provisions of this Section 4.6 may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five
(65) days' prior written notice to the Issuer, and the provisions of this
Section 4.6 shall continue to apply until such 65th day (or later, if stated in the notice of waiver).

         4.7 OFFICER'S CERTIFICATE. Whenever the number of shares purchasable upon conversion shall be adjusted as required by the provisions of Section 4.5, the Issuer shall forthwith file in the custody of its secretary or an assistant secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Issuer and by the secretary or any assistant secretary of the Issuer. Each such officer's certificate shall be made available at all reasonable times for inspection by any Holder of the Debentures and the Issuer shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Holders.

         4.8 RESERVATION OF SHARES. The Issuer covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon conversion of the Debentures as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding Debentures into Common Stock under the Debentures (the "Reserved Amount"). The Issuer covenants that all shares of the Common Stock issued upon conversion of this Debenture which shall be so issuable shall, when issued, be duly and validly issued and fully paid and nonassessable.

         If, at any time a Holder of this Debenture submits a Notice of Conversion, and the Issuer does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article IV (a "Conversion Default"), subject to Section 4.14, the Issuer shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Debenture which the Holder included in its Notice of Conversion and which exceeds the amount which is then convertible into available shares of Common Stock shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Issuer to permit such conversion at which time the Conversion Price in respect thereof shall be the lesser of (i) the Per Share Market Value on the Conversion Default Date and (ii) the Per Share Market Value on the Conversion Date thereafter elected by the Holder in respect thereof. In addition, the Issuer shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (x) the sum of (1) the then outstanding principal amount of this Debenture plus (2) accrued and unpaid interest on the unpaid principal amount of this Debenture through the Authorization Date plus (3) default interest, if any, on the amounts referred to in clauses (1) and/or (2), multiplied by (y) .24, multiplied by (z) (N/365), where N equals the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Issuer authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Debenture. The Issuer shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Issuer or that the Issuer otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Issuer shall send notice to the Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock following the Authorization Date) at the applicable Conversion Price, at the Holder's option, as follows:

         a. In the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder by the fifth (5th) Business Day of the month following the month in which it has accrued; and

         b. In the event the Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the lesser of the Conversion Price (as in effect at the time of conversion) and the Per Share Market Value (on the fifth (5th) day of the month referred to below) at any time after the fifth (5th) day of the month following the month in which it has accrued in accordance with the terms of this Article IV (so long as there is then a sufficient number of authorized shares of Common Stock).

         The Holder's election shall be made in writing to the Issuer at any time prior to 9:00 p.m., New York City time, on the third (3rd) day of the month following the month in which Conversion Default Payments have accrued. If no election is made, the Holder shall be deemed to have elected to receive cash. Nothing herein shall limit the Holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Issuer's failure to maintain a sufficient number of authorized shares of Common Stock, and each Holder shall have the right to pursue all remedies available at law or in equity (including decree of specific performance and/or injunctive relief).

         4.9 COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. The Issuer covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Debentures hereunder require registration with or approval of any governmental authority under any federal or state law, or any national securities exchange or quotation system, before such shares may be issued upon conversion, the Issuer will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         4.10 FRACTIONAL SHARES. Upon a conversion hereunder, the Issuer shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Issuer elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         4.11 PAYMENT OF TAX UPON ISSUE OR TRANSFER. The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Issuer shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

         4.12 NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received before 7:00 p.m. EST where such notice is received) or the first business day following such delivery (if received on or after 7:00 p.m. EST where such notice is received) or (c) one
(1) business day after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         (i)      If to the Issuer:

                  eSOFT, Inc.
                  295 Interlocken Blvd., #500
                  Broomfield, Colorado 80012
                  Attention:  Mr. Jeffrey F. Finn
                              President and Chief Executive Officer
                  Telephone:  (303) 444-1600
                  Facsimile:  (303) 444-1640

                  with a copy to:

                  Cooley Godward LLP
                  2595 Canyon Boulevard, Suite 250
                  Boulder, Colorado  80302
                  Attention:  James H. Carroll, Esq.
                  Telephone:  (303) 546-4000
                  Facsimile:  (303) 546-4099

         (ii)     If to the Holder:

                  Brown Simpson Strategic Growth Fund, L.P.
                  152 West 57th Street, 40th Floor
                  New York, New York  10029
                  Attention:  Paul Gustus
                  Telephone:  (212) 247-8200
                  Facsimile:   (212) 247-1329

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue
                  New York, New York  10022
                  Attention:  James E. Kaye, Esq.
                  Telephone:  (212) 872-1000
                  Facsimile:  (212) 872-1002

     Each party shall provide written notice to the other parties of any change in address or facsimile number in accordance with the provisions hereof.

         4.13 ALLOCATIONS OF RESERVED AMOUNT. The Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of Debentures held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Debentures, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any Person which does not hold any Debentures shall be allocated to the remaining Holders, pro rata, based on the principal amount of such Debentures then held by such Holders.

         4.14 NASDAQ LIMITATION. If on any date (the "Determination Date") (a) the Common Stock is listed for trading or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, (b) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of the then outstanding Debentures as if all such Debentures were exercised on such Determination Date (without regard to any limitations on conversion) together with all other shares of Common Stock that would be integrated with such shares would equal or exceed twenty percent (20%) of the number of shares of the Common Stock outstanding immediately prior to the Closing Date (the "Issuable Maximum") and (c) the Company shall not have previously obtained the vote of the shareholders of the Company (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the Nasdaq National Market or the Nasdaq SmallCap Market (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book value or fair market value of the

Common Stock, then with respect to the Debentures then held by the Holders for which a conversion would result in an issuance of shares of Common Stock in excess of such Holder's pro rata allocation (as described below) or the Issuable Maximum (the "Excess Shares") the Company may elect to repurchase such Excess Shares by payment in cash to the Holders an amount equal to the product of (i) the Average Price less the Conversion Price and (ii) the number of outstanding Debenture Shares underlying the Excess Shares (the "Repurchase Amount"). Any such election by the Company must be made in writing to the Holders within two (2) Trading Days after the first such Determination Date and the payment of such Repurchase Amount shall be made in full to the Holders within ten (10) Business Days after the date such notice is delivered. If the Company does not deliver timely a notice of its election to repurchase under this Section or shall, if it shall have delivered such a notice, fail to pay the Repurchase Amount hereunder within ten (10) Business Days thereafter, then the holders of a majority of the principal amount of the Debentures then outstanding shall have the option by written notice to the Company, if applicable, to declare any such notice given by the Company, if given, to be null and void and require the Company to either: (A) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the sixtieth (60th) day after such request unless the Company has previously used its best efforts, but has failed, to obtain such approval (provided, that if the Company shall fail to obtain the Shareholder Approval during such 60-day period, the Holder may demand the cash payment set forth in (B)) herein or (B) pay cash to such Holder, within five (5) Business Days of such Holder's notice, in an amount equal to the Repurchase Amount for such Holder's portion of the Excess Shares. The payment of the Repurchase Amount to each Holder pursuant to this Section shall be determined on a pro rata basis based upon the number of Debentures held by such Holder on the Determination Date which is in excess of the pro rata allocation of the Issuable Maximum. If the Company fails to pay such Repurchase Amount in full pursuant to this Section 4.14 within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of twenty percent (20%) per annum to the exercising Holder, accruing interest daily from the date of conversion until such amount, plus all such interest thereon, if any, is paid in full. Until the Company has received the Shareholder Approval no Holder of the Debentures shall be issued, upon conversion of the Debentures, shares of Common Stock in an amount greater than such Holder's allocated portion of the Issuable Maximum.

         In no event shall the Issuer be required to issue shares of Common Stock upon the conversion of a Debenture if such issuance would violate the rules of Nasdaq.

                                   ARTICLE V

                              MANDATORY CONVERSION

         5.1 MANDATORY CONVERSION.

         a. Mandatory Conversion. This Debenture is convertible in whole at the option of the Issuer from time to time, subject to the following conditions, including the conditions set forth in Section 5.1(b) (the "Mandatory Conversion"), if the average Per Share

Market Value over thirty (30) consecutive Trading Days exceeds two hundred percent (200%) of the then applicable Exercise Price for the Warrants issued at the First Closing (the "Mandatory Conversion Event").

         b. Mandatory Conversion Notice. Subject to the conditions set forth in
Section 5.1(a), so long as (i) no Event of Default (or any event that with the passage of time or giving of notice or both would constitute an Event of Default) shall have occurred and be continuing, (ii) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and has been in effect and sales of all of the Registrable Securities can be made thereunder for at least twenty (20) days prior to the Mandatory Conversion Notice Date (as defined below) and (iii) the Issuer has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Debentures, upon ten (10) Business Days' prior written notice to the Holder (a "Mandatory Conversion Notice"), the entire principal amount of this Debenture may be converted by the Issuer in whole into shares of Common Stock at the Conversion Price.

         5.2 MECHANICS OF MANDATORY CONVERSION. The Issuer shall exercise its right to cause a Mandatory Conversion hereunder by delivering its Mandatory Conversion Notice by facsimile and overnight courier to each Holder (such date that the Mandatory Conversion Notice is given on, the "Mandatory Conversion Notice Date"), no later than two (2) Business Days after the occurrence of the Mandatory Conversion Event. Such Mandatory Conversion Notice shall indicate (a) the Conversion Price, (b) the number of shares of Common Stock that each Holder shall receive as a result of the Mandatory Conversion and (c) a confirmation of the date that the Issuer shall effect the Mandatory Conversion and issue shares of Common Stock to the Holders (the "Mandatory Conversion Date"), which shall be within two (2) Business Days of the receipt of the Mandatory Conversion Notice by the Holder, unless there is a disagreement as described below. The Issuer shall issue the Common Stock on the Mandatory Conversion Date unless the Holder notifies the Issuer within two (2) Business Days after receipt of the Mandatory Conversion Notice from the Issuer that the Holder disagrees with the occurrence of the Mandatory Conversion Event or any other matter contained in the Mandatory Conversion Notice. If the Holder and the Issuer fail to agree upon the occurrence of the Mandatory Conversion Event or any other matter contained in the Mandatory Conversion Notice within one (1) Business Day after the Holder has given such notice, the matter shall be determined promptly by a securities firm (the fees and expenses of which shall be paid by the Company) acceptable to both the Holder and the Issuer, and such computation shall be final and binding. The Mandatory Conversion shall be subject to the provisions set forth in Section 4.4, mutatis mutandis.

                                  ARTICLE VI

                          SUBORDINATION OF DEBENTURES

         6.1 DEBENTURES SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and each Holder of a Debenture, by his or its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article VI, the payment of the principal of (and premium, if any) and interest on each and all of the Debentures are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all existing or future indebtedness in an aggregate amount at any time outstanding of up to $2,5000,000 of debt for borrowed money, including principal and interest and premium (if any) and all other amounts outstanding on such debt (and any extensions or refinancings thereof) with financial or other institutions for working capital purposes ("Senior Indebtedness").

         6.2 NO PAYMENT ON DEBENTURES IN CERTAIN CIRCUMSTANCES.

         a. No payment or distribution of cash, property or securities (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) of the Company shall be made by the Company with respect to the principal of or interest on the Debentures, or to defease or acquire any of the Debentures, or on account of the redemption provisions of the Debentures and no action shall be taken (judicial or otherwise) to collect any such payment or distribution (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash, or such payment duly made in a manner satisfactory to the holders of such Senior Indebtedness or (ii) in the event that the Company defaults in the payment of any principal of, premium, if any, or interest on or any other amounts payable on or due in connection with any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been waived in writing by the holders of the Senior Indebtedness.

         b. If any default other than a default contemplated by Section 6.2(a)(ii) above shall have occurred and be continuing that would permit the holders of the Senior Indebtedness to accelerate the maturity of Senior Indebtedness, upon written notice (a "Payment Blockage Notice") of the default given to the Company and the Holders by the holders of, or an agent, trustee or other representative for, such Senior Indebtedness, then, unless and until such default has been waived in writing, no payment or distribution of cash or property (other than Common Stock of the Company or other securities of the Company that are subordinated to Senior Indebtedness to at least the same extent as the Debentures) of the Company shall be made by the Company with respect to the principal of or interest on the Debentures, or on account of redemption provisions of the Debentures or to acquire or repurchase any of the Debentures for cash or property other than Common Stock of the Company, and no action shall be taken (judicial or otherwise) to collect any such payment or distribution. If such Senior Indebtedness is not declared due and payable within one hundred eighty (180) days after written notice of the event of default is given, promptly after the end of the 180-day period, the Company shall pay all sums due in respect of the Debentures and not paid during the 180-day period. Payments on the Debentures may and shall be resumed in the case of a payment default only upon the date on which such default is waived in writing by the holders of the Senior Indebtedness or their agent. During any 360-day consecutive period, only one such period during which payment with respect to the Debentures may not be made as the result of a Payment Blockage Notice may commence and the duration of such period may not exceed one hundred eighty
(180) days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than ninety (90) days.

         c. If any payment or distribution of assets of the Company is received by any Holder in respect of the Debentures at a time when that payment or distribution should not have been made because of paragraph (a) or (b) of this
Section 6.2, and provided that prior to the Company's disbursement of such payment or distribution, the Holders shall have received a written notice from the Company or from an agent or representative for one or more holders of Senior Indebtedness, such payment or distribution shall be received and held and shall be paid over to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

         6.3 DEBENTURES SUBORDINATED TO PRIOR PAYMENT OF ALL SENIOR INDEBTEDNESS ON DISSOLUTION, WINDING UP, LIQUIDATION OR REORGANIZATION. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Company or its property or upon an assignment for the benefit of creditors or any marshalling of the Company's assets or liabilities or otherwise):

         a. the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal of and interest due on Senior Indebtedness (including interest accruing after the commencement of a bankruptcy or insolvency at the rate specified in the applicable Senior Indebtedness documents and including, without limitation, in respect of premiums, indemnities or otherwise, before the Holders are entitled to receive any payment or distribution on account of the principal of or interest on the Debentures;

         b. any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that the Holders may receive securities that are subordinated at least to the same extent as the Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness), to which the Holders would be entitled except for the provisions of this Section 6.3 will be paid by the liquidating trustee or agent or other Persons make such a payment or distribution directly to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives to the extent necessary to make or provide for payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness or provision for that payment or distribution; and

         c. if, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (except that the

Holders may receive securities that are subordinated at least to the same extent as the Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness) is received by the Holders on account of the principal of or interest on the Debentures before all Senior Indebtedness is paid in full, such payment or distribution will be received and held in trust for and will be forthwith paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representatives for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment of such Senior Indebtedness until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

         The Company will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors.

         6.4 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Subject to the payment in full of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until all amounts owing on the Debentures shall be paid in full; and, for the purposes of such subrogation:

         a. no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article VI and no payment pursuant to the provisions of this Article VI to the holders of Senior Indebtedness by the Holders shall, as between the Company, its creditors (other than holders of Senior Indebtedness) and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and

         b. no payment or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provision of this
Article VI, which would otherwise have been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Company to or for the account of the Holders of the Debentures.

         6.5 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article VI are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article VI or elsewhere in this Debenture or in the Debentures is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Debentures, the obligation of the Company, which is absolute and unconditional to pay to the Holders of the Debentures the principal of (any premium, if any) and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Company of the Holders of the Debentures and creditors of the Company other than the holders of Senior Indebtedness or
(c) prevent the Holder of any Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Article VI of the holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Holder upon the exercise of any such remedy.

         6.6 RIGHT TO FILE PROOF OF CLAIM. In the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Company or its property or upon any assignment for the benefit of creditors or any marshalling of the Company's assets or liabilities or otherwise) tending towards liquidation of the business and assets of the Company, with respect to the filing of a claim for the unpaid balance of any Holder's Debentures in the form required in those proceedings, if the Holder does not file a proper claim or proof of debt in the form required in such proceeding at least thirty (30) days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness and their agents, trustees, or other representatives are hereby authorized to have the right to file, and are hereby authorized to file, an appropriate claim for and on behalf of each such Holder.

         6.7 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

         Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Debentures, without incurring responsibility to the Holders of the Debentures and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the Holders of the Debentures to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

         6.8 NOTICE TO HOLDERS. The Company shall give prompt written notice to the Holders of any fact known to the Company which would prohibit the making of any payment to or by the Holders in respect of the Debentures. Notwithstanding the provisions of this Article VI or any other provision of this Debenture, the Holders shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to the Holders in respect of the Debentures, unless and until the Holders shall have received written notice thereof from the Company or a holder of Senior Indebtedness; and, prior to the receipt of any such written notice, the Holders shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Holders shall not have received the notice provided for in this Section 6.8 at least two (2) Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of, and premium, if any, or interest on any Debenture), then, anything herein contained to the contrary notwithstanding, the Holders shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two (2) Business Days prior to such date.

         The Holders shall be entitled to rely on the delivery to them of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative thereof) to establish that such notice has been given by a holder of Senior Indebtedness (or representative thereof). In the event that the Holders determine in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness (or a representative thereof) to participate in any payment or distribution pursuant to this Article VI, the Holders may request such Person to furnish evidence to the reasonable satisfaction of the Holders as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and if such evidence is not furnished, the Holders may defer any payment or distribution to such Person pending judicial determination as to the right of such Person to receive such payment or distribution.

         6.9 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon the payment or distribution of assets of the Company referred to in this
Article VI, the Holders of the Debentures shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of the creditors, agent or other Person making such payment or distribution, delivered to the Holders of Debentures, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

         6.10 NO ADVERSE MODIFICATION TO DEBENTURE. Neither the Holders nor the Company shall enter into any modification of the Debentures that is in any way adverse to the holders of the Senior Indebtedness.

         6.11 NOTICE TO HOLDERS OF SENIOR INDEBTEDNESS. The Company will furnish to the holders of Senior Indebtedness no less frequently than once per fiscal quarter, or at any time upon request therefor, a true and correct copy of the then most current Register setting forth the names and addresses of the Holders as of such date.

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 MODIFICATION OF DEBENTURES. This Debenture may be modified without prior notice to any Holder upon the written consent of the Issuer and the Holders of more than seventy-five percent (75%) of the principal amount of the Debentures then outstanding. The

Holders of more than seventy-five percent (75%) of the principal amount of the Debentures then outstanding may waive compliance by the Issuer with any provision of this Debenture without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (i) reduce the amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal amount of or extend the fixed maturity of any Debenture or (iii) make any Debenture payable in money or property other than as stated in the Debentures.

         7.2 GOVERNING LAW. This Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of this Debenture by acceptance of this Debenture agrees to be bound by the provisions of this Debenture which are expressly binding on such Holder.

         7.3 RANK AND SUBORDINATION. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency (or, as provided herein, in Common Stock), herein prescribed. This Debenture is a direct obligation of the Issuer and is subordinate to the Senior Indebtedness. Except as otherwise provided herein, the Issuer may not voluntarily prepay the outstanding principal amount of this Debenture.

         7.4 DEBENTURES OWNED BY ISSUER DEEMED NOT OUTSTANDING. In determining whether the holders of the requisite aggregate principal amount of Debentures have concurred in any direction, consent or waiver under this Debenture, Debentures which are owned by the Issuer or any other obligor on the Debentures or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any other obligor on the Debentures shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Debentures owned by the Purchasers shall be deemed outstanding for purposes of making such a determination. Debentures so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Issuer the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Issuer or any other obligor on the Debentures or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any other obligor on the Debentures.

         7.5 EFFECT OF TITLES AND HEADINGS; REFERENCES. The titles and headings herein are for convenience only and shall not affect the construction hereof. References herein to Sections and Articles are to Sections and Articles of this Debenture, unless otherwise expressly provided.

         7.6 NO RIGHTS AS STOCKHOLDER. This Debenture shall not entitle the Holder to any rights as a stockholder of the Issuer, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Issuer, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

         7.7 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.



                                            eSOFT, INC.



                                            By /s/ Jeffrey Finn
                                              ----------------------------------
                                            Name:  Jeffrey Finn
                                            Title: President and Chief Executive
                                                   Officer






Dated:  June 10, 1999

Attest:

/s/ Amy Beth Hansman
---------------------------------

                                                                      EXHIBIT A

                                  eSOFT, INC.
                               CONVERSION NOTICE

Reference is made to the Debenture issued by eSOFT, Inc. (the "Debenture"). In accordance with and pursuant to the Debenture, the undersigned hereby irrevocably elects to convert the principal amount of the Debenture, indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Issuer, by tendering the Debenture specified below as of the date specified below.

Date of Conversion:
                   -------------------------------------------------------------

Aggregate Principal Amount to be converted:
                                           -------------------------------------

Debenture no(s). of Debenture to be converted:
                                              ----------------------------------

Please confirm the following information:

Conversion Price:
                 ---------------------------------------------------------------

Number of shares of Common Stock to be issued:
                                              ----------------------------------

Please issue the Common Stock into which the Debenture is being converted and, if applicable, any check drawn on an account of the Issuer in the following name and to the following address:

Issue to:
         -----------------------------------------------------------------------

Facsimile Number:
                 ---------------------------------------------------------------

Authorization: By:
                  --------------------------------------------------------------

Title:
      -----------------------------------

Dated:
      -----------------------------------

Account Number (if electronic book entry transfer):
                                                   -----------------------------

Transaction Code Number (if electronic book entry transfer):
                                                            --------------------